Exhibit 99.1

Orange 21 Appoints Montgomery CEO, Marckx Named President; Angel Takes CFO Post Youthful Eyewear Company Infuses New Leadership to Support Growth Strategy CARLSBAD, CA, Apr 13, 2011 (MARKETWIRE via COMTEX) —

Orange 21 Inc. (OTCBB: ORNG) today announced the appointment of Carol Montgomery as CEO, the promotion of current Orange 21 Vice President of Marketing Michael Marckx to president, and the appointment of Michael Angel as interim CFO. Montgomery replaces exiting CEO Stone Douglass. Marckx’s role is new: He will oversee day-to-day operations, and sales and marketing of SPY eyewear and the Company’s licensed other interests. Angel fills a post left vacant since February 2010, though Douglass was serving as the acting CFO since then.

“Today marks an important milestone for Orange 21 and SPY: We have a new management team dedicated to growing our firm through enhancing our brands,” says Seth Hamot, Orange 21 chairman of the board. “Our new CEO, Carol Montgomery, previously helped grow Revo from a small sunglass brand to a much larger firm. Similarly, Michael Marckx was instrumental in resurrecting the Ocean Pacific (Op) brand, and recently has run divisions for Globe International, the action sports lifestyle brand and world’s largest manufacturer of skateboards. Finally, the inclusion of Michael Angel to our senior executive ranks will help us build a stronger company on a solid foundation.

“We thank Stone Douglass for his tiresome work over the past two-and-a-half years ensuring that Orange 21 survived the economic recession. Because of his leadership, now we are able to increase our resources on marketing and distribution of our sunglasses and goggles, as we have divested ourselves of our manufacturing interests.”

Montgomery joins Orange 21 after more than a decade of consulting on matters of strategy, product development, marketing and other business-building issues in the sunglass/optical industry. She previously served as a vice president and officer at Sunglass Hut International Inc.; as chairman and CEO at Revo Inc.; and in an array of senior management roles at advertising and integrated marketing firms servicing technology and general consumer brands.

Marckx, an action sports industry veteran and current chairman of the board of the Surfrider Foundation, was vice president of global marketing for Globe International before joining Orange 21. Prior to Globe, he was vice president of marketing and advertising with Ocean Pacific (Op).

Marckx also previously served as vice president of marketing and entertainment with the Broadband Interactive Group (BIG), where he worked on Bluetorch-TV. His experience also includes tenure as a publisher and marketing head for The Surfing Group, a former subsidiary of PRIMEDIA Inc.

Angel was previously vice president and chief accounting officer at Bell Microproducts, where he served until its acquisition in 2010. Prior to Bell, he served for approximately 10 years in various CFO capacities within the medical devices and information technologies industries, and in an array of vice president and senior finance roles from the mid-’80s through 1999.

“Orange 21 is poised to build upon its rich heritage, remarkable design competencies and creative talent, expanding the business in meaningful ways within our core categories and into relevant other areas,” says Montgomery.

“The SPY brand in particular demonstrates it has the evangelistic following that I believe is often a major criteria for greatness. I’m looking forward to working closely with Michael in his role as President, and the talented team at Orange 21 in what I am confident will be an exciting, productive, creative and ultimately rewarding experience for Orange 21, our retail partners and consumers.

Says Douglass: “A lot has been accomplished in the last two-and-a half years, a foundation has been laid and it is time to turn over leadership to executives able to build upon what we have achieved. I believe that Carol’s professional insight and demonstrable leadership abilities and Michael’s experience in the action sports and youth lifestyle marketing will benefit the Company significantly as it moves forward.”

About Orange 21 Inc.: Orange 21 designs, develops, markets and produces premium products for the action sports, motorsports, snowsports and lifestyle markets under the brands Spy Optic(TM), O’Neil(TM), Margaritaville(TM) and Melodies by MJB(TM).

Safe Harbor Statement: This press release contains forward-looking statements. These statements relate to future events or future financial performance, including the expected growth of the company, and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “will,” “expect,” “believe,” or other comparable terminology.

These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: the general conditions of the domestic and global economy; failure to successfully benefit from market and business opportunities; our outstanding indebtedness; our ability to continue to develop, produce and introduce innovative new products in a timely manner and other risks identified from time to time in our filings made with the U.S. Securities and Exchange Commission.

Although, we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. Moreover, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

CONTACT:

Alain Mazer

Orange 21

Ph. 760.444.9761

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